Exhibit 99.1

ARIAD Announces Preliminary Safety and Efficacy Data of Ponatinib in Patients with Newly Diagnosed CML from Discontinued Phase 3 EPIC Trial

Investor Briefing and Webcast on Monday, June 2 at 7:30 a.m. CT

CHICAGO & CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 31, 2014--ARIAD Pharmaceuticals, Inc. (NASDAQ:ARIA) today announced preliminary safety and efficacy data from the discontinued Phase 3 EPIC trial of Iclusig® (ponatinib) vs. imatinib in patients with newly diagnosed chronic-phase chronic myeloid leukemia (CML). These data are being featured this afternoon in a poster presentation and a poster discussion session at the 2014 American Society of Clinical Oncology (ASCO) annual meeting in Chicago, Illinois.

EPIC Trial Design

The EPIC trial (Evaluation of Ponatinib vs. Imatinib in CML) was a Phase 3, multicenter, international, two-arm, open-label trial of ponatinib (administered at a starting dose of 45 mg once daily) vs. imatinib (administered at a starting dose of 400 mg once daily) in patients with newly diagnosed chronic-phase CML. Patients were randomized (1:1) to ponatinib or imatinib and stratified by Sokal risk score determined at time of diagnosis.

On October 18, 2013, in consultation with the U.S. Food and Drug Administration (FDA), ARIAD terminated the EPIC trial due to the observation of the accumulation of arterial thrombotic events in the ponatinib clinical program.

From August 2012 to October 2013, 307 patients were randomized (58% of planned enrollment). None of the prospectively defined endpoints could be analyzed due to the early termination of the trial. However, the following endpoints were available for analysis:

  <10% BCR-ABL transcript level by the international scale at 3 months
  Major Molecular Response (MMR), MR4, and MR4.5 rates at 3, 6, 9 and 12 months
  MMR, MR4, and MR4.5 rates at least 3, 6, 9 and 12 months
  MMR, MR4 and MR4.5 rates at any time (best response)
  Time to MMR, MR4 and MR4.5
  Complete Cytogenetic Response (CCyR) at any time and at 6 and 12 months
  Safety

Major Molecular Response (MMR) at 12 months was the primary endpoint of the trial. MMR is defined as a less than or equal to 0.1% ratio of BCR-ABL to ABL transcripts on the International Scale measured in peripheral blood. MR4 and MR4.5 are 4 log and 4.5 log reductions in BCR transcript levels, respectively.

EPIC Trial Findings

Despite the fact the primary endpoint could not be analyzed due to the early termination of the trial, analysis of key secondary endpoints provides preliminary evidence of efficacy of ponatinib compared to imatinib in newly diagnosed patients with chronic-phase CML at the doses studied and at the time points reached.

The median follow-up for both arms was 5 months at the time of termination of the trial, and the following observations were made:

  A higher proportion of evaluable ponatinib (94%, n=109) vs. imatinib (68%, n=114) patients achieved <10% BCR-ABL transcript level at 3 months (P<0.001). This measure of efficacy has been shown in other trials to correlate with overall survival.
  While the primary end-point of the trial could not be assessed, the MMR rate at 12 months was higher for ponatinib patients (80% of n=10) than for imatinib patients (39% of n=13; P=0.074).

  MMR rates were higher for ponatinib vs. imatinib at 3, 6, and 9 months (P=0.001):
  At 3 months, ponatinib MMR was 31% of n=109 vs. imatinib MMR of 3% of n=114
  At 6 months, ponatinib MMR was 62% of n=69 vs. imatinib MMR of 22% of n=73
  At 9 months, ponatinib MMR was 86% of n=22 vs. imatinib MMR of 33% of n=27
  MR4 and MR4.5 rates were higher for ponatinib vs. imatinib at all time points through 12 months (P<0.02).
  Median time to MMR was shorter for ponatinib (100 days) vs. imatinib (169 days).
  CCyR rates were higher for ponatinib (74% of n=54) vs. imatinib (53% of n=64) at any time (P=0.019). CCyR for ponatinib at 6 months was 86% of n=36 vs. imatinib CCyR of 60% of n=50, P=0.012.

While no new safety signals were identified, there were more adverse events (AEs) in the ponatinib arm compared with imatinib:

  More ponatinib patients experienced vascular occlusive events (8%, n=12) vs. imatinib patients (2%, n=3).
  There was a higher incidence of treatment-emergent grade 3 or 4 AEs for ponatinib vs. imatinib. The most common AEs were lipase increase (14%, n=22) vs. (2%, n=3), thrombocytopenia (12%, n=19) vs. (7%, n=10), rash (7%, n=10) vs. (1%, n=2).
  There also was a higher incidence of serious AEs for ponatinib vs. imatinib. The most common SAE was pancreatitis (3%, n=5) on the ponatinib arm; none reported with imatinib.
  More ponatinib patients vs. imatinib patients had dose reductions (36%, n= 55 vs. 7%, n=10) and discontinuations due to AEs (9%, n=14) vs. (1%, n=2).

The starting dose of ponatinib used in the EPIC trial was the same as the dose used in refractory CML patients. Going forward, further evaluation in patients with newly diagnosed chronic-phase CML will require evaluation of lower doses of ponatinib.

“The data from the EPIC trial have helped inform a planned dose-ranging trial of ponatinib in patients with refractory CML and will help guide potential future studies in earlier lines of CML therapy, including in front-line patients,” stated Frank G. Haluska, M.D., Ph.D., senior vice president of clinical research and development and chief medical officer at ARIAD. “Our continued goal is to optimize the benefit/risk of ponatinib in each of these patient populations.”

Investor and Analyst Briefing and Webcast

ARIAD will host an investor and analyst briefing from ASCO on Monday June 2, 2014. This breakfast meeting will feature Dr. Lyudmila Bazhenova from UC San Diego Moores Cancer Center to discuss the AP26113 clinical data being presented at ASCO, Dr. Michael J. Mauro from Memorial Sloan Kettering Cancer Center to discuss clinical data on ponatinib in CML, and Dr. Michael C. Heinrich from Oregon Health & Science University to discuss ponatinib clinical data in GIST.

The meeting will be webcast live along with slides and can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com.

Date:	Monday, June 2, 2014
Time:	7:30 a.m. to 8:30 a.m. (CT)
Location:	Hilton Chicago, Marquette Room

A replay of the investor event will be available on the ARIAD website approximately three hours after the presentation and will be archived on the site for four weeks. To ensure a timely connection to the live webcast, participants should log onto the webcast at least 15 minutes prior to the scheduled start time.

About Iclusig® (ponatinib) tablets

Iclusig is approved in the U.S., EU and Switzerland. Iclusig is a kinase inhibitor indicated in the U.S. for the:

  Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).
  Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

NOTE: Iclusig is not approved for use in patients with newly diagnosed CML in any market.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Vascular Occlusion: Arterial and venous thrombosis and occlusions, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures have occurred in at least 27% of Iclusig-treated patients from the phase 1 and phase 2 trials. Iclusig can also cause recurrent or multi-site vascular occlusion. Overall, 20% of Iclusig-treated patients experienced an arterial occlusion and thrombosis event of any grade. Fatal and life-threatening vascular occlusion has occurred within 2 weeks of starting Iclusig treatment and in patients treated with average daily dose intensities as low as 15 mg per day. The median time to onset of the first vascular occlusion event was 5 months. Patients with and without cardiovascular risk factors have experienced vascular occlusion although these events were more frequent with increasing age and in patients with prior history of ischemia, hypertension, diabetes, or hyperlipidemia. Interrupt or stop Iclusig immediately in patients who develop vascular occlusion events.

Heart Failure: Fatal and serious heart failure or left ventricular dysfunction occurred in 5% of Iclusig-treated patients (22/449). Eight percent of patients (35/449) experienced any grade of heart failure or left ventricular dysfunction. Monitor patients for signs or symptoms consistent with heart failure and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious heart failure.

Hepatotoxicity: Iclusig can cause hepatotoxicity, including liver failure and death. Fulminant hepatic failure leading to death occurred in an Iclusig-treated patient within one week of starting Iclusig. Two additional fatal cases of acute liver failure also occurred. The fatal cases occurred in patients with blast phase CML (BP-CML) or Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Severe hepatotoxicity occurred in all disease cohorts. Iclusig treatment may result in elevation in ALT, AST, or both. Monitor liver function tests at baseline, then at least monthly or as clinically indicated. Interrupt, reduce or discontinue Iclusig as clinically indicated.

Hypertension: Treatment-emergent hypertension (defined as systolic BP≥140 mm Hg or diastolic BP≥90 mm Hg on at least one occasion) occurred in 67% of patients (300/449). Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including one patient (<1%) with hypertensive crisis. Patients may require urgent clinical intervention for hypertension associated with confusion, headache, chest pain, or shortness of breath. In 131 patients with Stage 1 hypertension at baseline, 61% (80/131) developed Stage 2 hypertension. Monitor and manage blood pressure elevations during Iclusig use and treat hypertension to normalize blood pressure. Interrupt, dose reduce, or stop Iclusig if hypertension is not medically controlled.

Pancreatitis: Clinical pancreatitis occurred in 6% (28/449) of patients (5% Grade 3) treated with Iclusig. Pancreatitis resulted in discontinuation or treatment interruption in 6% of patients (25/449). The incidence of treatment-emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Consider additional serum lipase monitoring in patients with a history of pancreatitis or alcohol abuse. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis. Do not consider restarting Iclusig until patients have complete resolution of symptoms and lipase levels are less than 1.5 x ULN.

Neuropathy: Peripheral and cranial neuropathy have occurred in Iclusig-treated patients. Overall, 13% (59/449) of Iclusig-treated patients experienced a peripheral neuropathy event of any grade (2%, grade 3/4). In clinical trials, the most common peripheral neuropathies reported were peripheral neuropathy (4%, 18/449), paresthesia (4%, 17/449), hypoesthesia (2%, 11/449), and hyperesthesia (1%, 5/449). Cranial neuropathy developed in 1% (6/449) of Iclusig-treated patients (<1% grade 3/4). Of the patients who developed neuropathy, 31% (20/65) developed neuropathy during the first month of treatment. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness. Consider interrupting Iclusig and evaluate if neuropathy is suspected.

Ocular Toxicity: Serious ocular toxicities leading to blindness or blurred vision have occurred in Iclusig-treated patients. Retinal toxicities including macular edema, retinal vein occlusion, and retinal hemorrhage occurred in 3% of Iclusig-treated patients. Conjunctival or corneal irritation, dry eye, or eye pain occurred in 13% of patients. Visual blurring occurred in 6% of the patients. Other ocular toxicities include cataracts, glaucoma, iritis, iridocyclitis, and ulcerative keratitis. Conduct comprehensive eye exams at baseline and periodically during treatment.

Hemorrhage: Serious bleeding events, including fatalities, occurred in 5% (22/449) of patients treated with Iclusig. Hemorrhagic events occurred in 24% of patients. The incidence of serious bleeding events was higher in patients with accelerated phase CML (AP-CML), BP-CML, and Ph+ ALL. Most hemorrhagic events, but not all, occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage and evaluate.

Fluid Retention: Serious fluid retention events occurred in 3% (13/449) of patients treated with Iclusig. One instance of brain edema was fatal. In total, fluid retention occurred in 23% of the patients. The most common fluid retention events were peripheral edema (16%), pleural effusion (7%), and pericardial effusion (3%). Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac Arrhythmias: Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 1% (3/449) of Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain). Supraventricular tachyarrhythmias occurred in 5% (25/449) of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia and occurred in 20 patients. For 13 patients, the event led to hospitalization. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness). Interrupt Iclusig and evaluate.

Myelosuppression: Severe (grade 3 or 4) myelosuppression occurred in 48% (215/449) of patients treated with Iclusig. The incidence of these events was greater in patients with AP-CML, BP-CML and Ph+ ALL than in patients with CP-CML. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%) with advanced disease (AP-CML, BP-CML, or Ph+ ALL) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% (30/449) of patients overall; the majority had CP-CML (19 patients). Due to the potential for tumor lysis syndrome in patients with advanced disease, ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Iclusig can cause fetal harm. If Iclusig is used during pregnancy, or if the patient becomes pregnant while taking Iclusig, the patient should be apprised of the potential hazard to the fetus. Advise women to avoid pregnancy while taking Iclusig.

Most common non-hematologic adverse reactions: (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, updates on clinical data from the discontinued EPIC trial with ponatinib and potential future development plans for our product candidates. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; the adequacy of our capital resources and the availability of additional funding; and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Iclusig® is a registered trademark of ARIAD Pharmaceuticals, Inc.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors:
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-620-4888
Liza.heapes@ariad.com